Exhibit 10.37

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

CONFIDENTIAL

AUTHORIZATION AND SUPPLY AGREEMENT

between

MGI Tech Co., Ltd.
2nd Floor Building 11, Beishan Industrial Zone, Yantian District, Shenzhen, 518083, P.R.C, (“MGI”),

and

Curetis GmbH,
Max-Eyth-Str. 42, 71088 Holzgerlingen, Germany
(“CURETIS”),

January 10, 2018

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

THIS AUTHORIZATION AND SUPPLY AGREEMENT (the “Agreement”) is made this day of January 10, 2018 (“Effective Date”) by and between:

(1)	Curetis GmbH, a company incorporated under the laws of the Germany and having its registered office at Max-Eyth-Str.42, 71088 Holzgerlingen, Germany (“Curetis”); and
(2)	MGI Tech Co., Ltd. a company incorporated under the laws of the People’s Republic of China and having its registered office at Build 11, Beishan Industrial Zone, Yantian District, Shenzhen, 518083, China (“MGI”).

Each of Curetis and MGI shall be referred to as a “Party” and collectively as the “Parties”.

RECITALS

A.	Concomitant to this Agreement, the Parties sign a Collaboration and Service Agreement for Clearance of CFDA Approval pursuant to which MGI will develop and assemble a MGI FLP Sample Treatment System for clinical and research use based on CURETIS’ sub-modules, consumables and reagents similar to CURETIS’ Original Unyvero L4 Lysator, which is a module of the Unyvero platform that lyses and liquefies a larger variety of even very difficult sample types such as sputum or tissue and allows highest yields of DNA in a subsequent DNA extraction and combines mechanical, thermal, chemical and enzymatic lysis and can handle – in the current design – up to 4 samples of up to 180µL (so-called “MGI FLP Sample Treatment System”). MGI is responsible for obtaining regulatory authorization for MGI FLP Sample Treatment System for clinical use as a “Sample Processing and Treatment Device” in the Field in the Territory.
B.	CURETIS shall supply MGI and/or designated Affiliates of MGI, and MGI shall purchase, the Products in order for MGI to manufacture and use, market, promote, sell, offer for sale, exclusively distribute the MGI FLP Sample Treatment System and its Spare Parts in the Field and Territory.
C.	CURETIS gives MGI the right to perform a cost-reduction plan on the instrumental parts, consumables, and reagent components when authorized in writing by CURETIS.

NOW THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	In this agreement, the following definitions shall have the following meanings unless the context otherwise requires:

“Affiliate” means any corporation, company, firm, partnership, or other entity which controls, is controlled by or is under common control with a Party. For the purposes of this definition, “control” shall mean direct or indirect ownership of at least fifty percent (50%) of the outstanding equity voting stock or other ownership interest of a Party or other entity.

“Anti-Bribery Laws” shall mean all laws (including local laws and regulations) related to corrupt behaviour applicable to a Party.

“Applicable Laws” means any applicable national or local (including municipal) statute, ordinance, decree or other law, regulation or by-law or any code, rule or direction or any license, consent, permit, Regulatory Authorization or other approval including any conditions attached thereto of any Regulatory Authority or statutory person which has appropriate jurisdiction over any Party.

“Background IP” of a Party means all Intellectual Property which was owned by such Party prior to the commencement of this Agreement.

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

“Business Day” means any day other than a Saturday or Sunday on which banking institutions in both China and Germany are open for business.

“CFDA” means China Food and Drug Administration of the PRC, including any of its successor entities.

“China” or “PRC” means the People’s Republic of China, excluding, for the purpose of this Agreement only, Hong Kong, Macao and Taiwan.

“Delivery Location” means the location to which the Products are to be delivered as specified in Schedule 1.

“Field” means sample processing, treatment, and nucleic acid extraction for the purpose of performing next-generation sequence (NGS) analysis with MGI-branded instrumentation. For the avoidance of doubt, “MGI FLP Sample Treatment System” can be used with MGI sample preparation workstations such as MGISP workstation or MGIFLP workstations etc. as long as the systems are used with NGS applications. All of the combinations related to NGS applications are considered within the Field.

“Intellectual Property” means the following (whether registered or not, including applications for the registration of the following): (i) patents, patent applications, including provisionals, reissues, reexaminations, divisionals, continuations, continuations-in-part, and extensions thereof, (ii) trademarks, trade names, trade dress and domain names, (iii) designs, (iv) copyrights in works of authorship of any kind (including copyrights in software), neighboring rights and database rights, (v) confidential and proprietary information including trade secrets, know-how, other information, including manufacturing and production processes and techniques, research and development information, formulations, drawings, specifications, data, plans, proposals, financial, marketing and business information, pricing and cost information and customer and supplier lists and information, (vi) any other proprietary intangible rights of similar nature to any of the foregoing.

“MGI” has the meaning ascribed to such expression in the Preamble. References to “MGI” shall, in this Agreement, where the context permits, refer to MGI and any dedicated entity (which means an entity with more than fifty per cent (50%) of its shareholding to be held by MGI or BGI group, its parent company) set up by MGI for the collaboration upon and after its establishment.

“Person” means any natural person, corporation, limited liability company, joint venture, association, partnership or other entity.

“PFDA” means the counterparts of CFDA at provincial level, including any of its successor entities.

“PFDA Product Validation Test” means such test from relevant authorities to certify that the device and system is safe to use.

“Products” means CURETIS’ sub-modules, consumables and reagents set out in Schedule 1. The specification of Products may be amended from time to time by written notice of MGI and consent of CURETIS; CURETIS shall not unreasonably withhold such consent provided that such changes do not adversely affect the price, delivery, guaranteed performance of the Products.

“Regulatory Authority” means CFDA, PFDA or their counterparts and any other governmental entity with jurisdiction over MGI in the performance of its obligations pursuant to this Agreement.

“Regulatory Authorization” means the Regulatory Approval for registration with CFDA or PFDA of MGI FLP Sample Treatment System as Class II or I medical devices issued by CFDA or PFDA to MGI, including any extension or renewal thereof and related accessories and reagents as Class II or I medical device registration issued by CFDA or PFDA to MGI for the related applications.

“Scheduled Delivery Date” means the date on which the Products identified in a Purchase Order are to be delivered to the Delivery Location as agreed between MGI and CURETIS in writing.

“Spare Parts” means those spare parts and accessories set out in Schedule 3.

“Territory” means the PRC, Hong Kong and Macao for IVD (In Vitro Diagnostics) use/market and the world-wide market for RUO (Research Use Only) use/market.

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

“Term” means the term of this Agreement, which term shall be the period commencing on the Effective Date and ending on the date on which this Agreement expires or is otherwise terminated in accordance with this Agreement.

“Third Party” means any person other than CURETIS, MGI and any of their respective Affiliates.

1.2	In this Agreement, unless the context otherwise requires:
a)	references to “this Agreement” shall mean this Agreement and any and all Schedules to it, each as amended from time to time in accordance with the provisions of this Agreement;
b)	references to a particular clause or schedule shall be a reference to that clause in, or schedule to, this Agreement;
c)	words in the singular shall include the plural and vice versa and references to the masculine gender shall include the feminine gender and vice versa;
d)	headings are for convenience only and shall be ignored in interpreting this Agreement;
e)	reference to a person shall mean any individual, partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality;
f)	the words “include”, “including” and “in particular” are to be construed without limitation to the generality of the preceding words;
g)	references to a statute include any statutory modification, extension or re-enactment of that statute;
h)	any reference to “writing” includes a reference to any communication effected by facsimile transmission, electronic mail, or similar means; and
i)	any covenant by a Party not to do an act or thing shall be deemed to include an obligation not to permit or suffer such act or thing to be done by another person.
2.	AUTHORIZATION AND SUPPLY OF PRODUCTS
2.1	CURETIS authorizes, and shall supply to, MGI and its designated Affiliates to use the Products described in Schedule I in the Territory and the Field as the sub-modules, sub-assemblies or components to manufacture, use, market, promote, offer to sell, sell, exclusively distribute the MGI FLP Sample Treatment System and Spare Parts approved by the Regulatory Authority (if necessary) in the Territory and in conjunction and for use with MGI’s next-generation sequencing instrumentation only. For the avoidance of doubt, MGI is not authorized to sell MGI FLP Sample Treatment System alone for general research or diagnostic use or in conjunction with platforms other than MGI’s next generation sequencing instrument platforms.
2.2	CURETIS authorizes MGI to use, and shall supply, sub-modules, sub-assemblies or parts thereof to manufacture spare parts for the MGI FLP Sample Treatment System according to Schedule 3 (“Spare Parts”).
2.3	CURETIS authorizes, and shall supply, MGI to use the Products to produce, assemble and label consumables in order to meet regulator y requirements in the Territory.
2.4	CURETIS authorizes, and shall supply, MGI to use CURETIS’ reagent components or replaceable reagents to produce reagents for the MGI FLP Sample Treatment System in the Territory, if any.
2.5	Above mentioned authorizations granted by CURETIS to MGI and its Affiliates are subject to payment of Transfer Prices and/or royalties by MGI as stipulated in Clauses 10.1 and 10.6.
2.6	CURETIS acknowledges that MGI has the exclusive right to and sole responsibility of the MGI FLP Sample Treatment System as the finished goods in the Field and the Territory, to use, market, promote, offer to sell, sell, and distribute the MGI FLP Sample Treatment System. For the avoidance of doubt, CURETIS shall be free to enable any third party manufacturer through licenses and/or supply of OEM instruments, reagents, or consumables or parts thereof, to use, market, promote, offer to sell, sell, and distribute Sample Treatment Systems under their own branding in combination with their own NGS, PCR or other analytical instrumentation in any territory or field.

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

2.7	Subject to the terms and conditions of this Agreement and purchase order, MGI shall purchase and CURETIS shall supply the Products.
2.8	In order to assist CURETIS with supply planning, MGI shall, on the Effective Date of this Agreement and not later than the first day of each quarter, submit to CURETIS a basically non-binding rolling forecast of MGI’s aggregate requirements for each Product during the following twelve (12) months (“Rolling Forecast”). However, the first six (6) months of each Rolling Forecast shall be a “Firm Forecast”. The rest of each Rolling Forecast shall be non-binding and shall be used for planning purposes. CURETIS shall inform MGI as soon as possible if it anticipates that it will not be able to meet any portion of the forecasted requirements.
3.	PURCHASE ORDERS
3.1	All orders for Products will be submitted by MGI in writing in such form as the Parties may agree in writing from time to time (“Purchase Orders”).
3.2	MGI shall submit each Purchase Order to CURETIS in accordance with the Rolling Forecast as described in Clause 2.8. Each Purchase Order shall be deemed to be an offer by MGI to purchase Products subject to the terms and conditions of this Agreement. The Purchase Order shall state the model number and the quantity required. CURETIS shall confirm acceptance of any Purchase Order within fourteen (14) days after receipt thereof. Purchase Orders transmitted by MGI to CURETIS shall be accepted and confirmed by CURETIS in writing within fourteen (14) days from receipt of the Purchase Order. If neither confirmed nor objected after fourteen (14) days from receipt, the Purchase Order shall be deemed accepted. CURETIS shall manufacture and supply the required Products in accordance with the specifications on the Purchase Order or mutually agreed specifications, and deliver the Products in compliance with its Standard Terms of Delivery and Sale, attached as Schedule 4, unless otherwise agreed in this Agreement. MGI shall bear all costs for carriage, insurance, taxes and import clearance for the Products into the Territory.
3.3	Any changes or cancellations of Purchase Orders by MGI shall be in writing, or if not initially in writing, shall be confirmed in writing. MGI may at any time before CURETIS’ acceptance of a Purchase Order, by written notice make any changes in or cancel such Purchase Order. After acceptance of a Purchase Order by CURETIS, MGI may request in writing changes to such Purchase Order, and CURETIS shall use its commercially reasonable efforts to comply with MGI’s request. If MGI changes a Purchase Order after CURETIS has confirmed the order, or if MGI cancels a Purchase Order which has been accepted by CURETIS, MGI shall reimburse CURETIS for any cost incident to such order incurred by CURETIS prior to the time it was informed of the change or cancellation.
3.4	No terms and conditions endorsed upon, delivered with or contained in CURETIS’ acknowledgment or acceptance of the Purchase Order, or any documentation accompanying the Products on delivery, shall form part of this Agreement or any other agreement entered into pursuant to Clause 3.2 between the Parties and CURETIS waives any right which it otherwise might have to rely on such terms and conditions.
4.	DELIVERY, PACKING AND MARKING
4.1	CURETIS shall deliver, on the Scheduled Delivery Date which shall be no later than 60 days after receipt of the respective purchase order (deviating from §4 sect. I of Curetis’ Standard Terms of Sales and Delivery enclosed as schedule 4) such quantities of each Product as set forth in each Purchase Order.
4.2	Title to Products shall pass from CURETIS to MGI upon receipt by CURETIS of the full agreed purchase price in free and cleared funds. Risk of damage to, or loss of, Products shall pass from CURETIS to MGI when the Products are taken by the carrier nominated by MGI to deliver the Products to the Delivery Location.
4.3	MGI shall be responsible for arrangement and payment of all transportation for the Products leaving CURETIS’ premises. MGI shall pay all charges, including customs duty and sales tax, incurred with respect to the Products for their carriage. Upon specific request by MGI, CURETIS will assist MGI in making arrangement for freight forwarding and shipping of the Products. All charges incurred will be charged by CURETIS to MGI at cost with a handling and administrative mark-up of [***]%

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

for such services provided by CURETIS. Notwithstanding the foregoing, CURETIS shall send invoice to MGI for costs and expenses incurred for freight forwarding and shipping of the Products, together with copy of invoice that CURETIS received from the third party for such freight forwarding and shipping.

4.4	MGI may also procure insurance with MGI as the beneficiary (naming MGI as the beneficiary under the insurance policy) for the transportation of the Products, and such insurance shall be of a kind and on terms current at the place of shipment.
4.5	If any of CURETIS’ deliveries should fail to meet the scheduled Delivery Dates, MGI, without limiting its other rights or remedies, shall meet with CURETIS to discuss in good faith how continuity of supply can be maintained. As soon as CURETIS gets to know, it shall notify MGI of any anticipated late deliveries for any reasons, which may adversely impact the scheduled Delivery Dates.
4.6	In the event of a delay in the delivery of the Product of more than seven (7) days caused by C URET IS, MGI shall be entitled to a discount of the Product price of any Product, or portion of Product, which is delayed, such discount to equal [***] percent ([***]%) of such delayed Product or portion of Product per day of delay. CURETIS will use its commercially reasonable best efforts to expedite delivery of delayed Products and will be responsible for all expediting costs.
4.7	CURETIS will use commercially reasonable efforts to make Products available for carrier pickup in time.
4.8	Unless otherwise specified by MGI in writing, CURETIS shall pack and mark the Products so as to reasonably ensure that the Products reach MGI at its ultimate destination in a secure fashion. Unless otherwise agreed to in writing by MGI, damage discovered after transfer of title that is determined to be a result of faulty packaging or handling by CURETIS shall be CURETIS’ responsibility. Unless otherwise provided, the price stated in this Agreement shall include all charges and expenses with respect to containers, packing and crating.
5.	TRANSFERPRICE AND PAYMENT
5.1	Upon the first purchase order on Products for commercial use, including but not limited to placement of MGI FLP Sample Treatment System for any other use than obtaining regulatory clearance, MGI shall pay Curetis a one-time non-refundable Technology Access Fee of EUR [***] (“Technology Access Fee”). Such Technology Access Fee shall be waived should MGI and CURETIS’ Affiliate Ares Genetics GmbH (“ARES”) prior to the first purchase order come to an agreement to jointly set up a Molecular Microbiology Reference Laboratory in Europe for the provision of research and diagnostic on next generation sequencing services that is equipped with next generation sequencing instrumentation by MGI, operated by ARES and will also serve as a reference site and show room for MGI’s products in Europe. Such agreement may also include provisions for the co-commercialization of MGI products in Europe through CURETIS or ARES.
5.2	MGI shall pay CURETIS the Transfer Price for the Products as specified in Schedule 2. The Transfer Price is tax exclusive and EXW (lncoterms 2010) CURETIS’ premises as per CURETIS’ Standard Terms of Delivery and Sale (cf. Schedule 4), unless otherwise agreed in this Agreement. If the price for any product is not set forth in Schedule 2 and MGI never the less orders such a product from CURETIS, the Parties hereby evidence their intention there by to conclude a contract for the sale of that product at a reasonable price to be determined by the Parties mutually negotiating in good faith. Payments to be made by MGI under or in connection with this Agreement shall be made within thirty (30) days up on receipt of respective invoice and delivery of the Products and be paid in Euros (€) to the following bank account of CURETIS:

Bank: [***]

IBAN: [***]

BIC: [***]

The above address and/or bank account details may be changed by providing written notice to MGI.

5.3	Subject to Clause 5.4, CURETIS reserves the right, in its discretion, to change prices or discounts applicable to the Products. CURETIS shall give written notice to MGI of any price change at least

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ninety (90) days prior to the effective date thereof. The price in effect as of the date of MGI’s receipt of notice of such price change shall remain applicable to all orders receive d by CURETIS prior to that effective date.

5.4	Pursuant to Clause 5.3, CURETIS’ right to increase prices of the Products applicable, due to inflation, shall be limited once per year before every November, and such price increase shall be capped at a maximum of [***] percent ([***]%) of the list price per annum, or at the prevailing annual national inflation rate in Germany, whichever is the higher. The volume discount plan is accumulative in total volume as a sale incentive.
6.	PRODUCT USE AND RESTRICTIONS
6.1	MGI represents and warrants that it will only use the Products for the sole purpose of manufacturing, using, marketing, promoting, offering to sell, selling, exclusively distributing the MGI FLP Sample Treatment System and its Spare Parts as in accordance with the authorisation granted by CURETIS in Clause 2. However, MGI shall have the right to manufacture, use, market, promote, offer to sell, sell, and exclusively distribute MGI FLP Sample Treatment System and Spare Parts as per Clause 2.1.
6.2	Each year or if requested earlier by CURETIS MGI shall submit to CURETIS a written report in English language setting out in detail the usage of the Products only for the regulated version.
7.	PRODUCT WARRANTY
7.1	Manufacturing Warranty. CURETIS makes warranties with respect to the Products expressly identified as “warranties” and set forth in CURETIS’ current operating manual or published catalogue, or in a specific written warranty included with and covering the Products, if any. The warranty lasts for the period detailed in Schedule 1, starting from the time the Products are delivered to MGI and accepted by MGI until the earlier of either the Product’s expiry or “use by date”, or its specified number of uses.
7.2	Quality Management Systems. CURETIS hereby warrants and undertakes that it will establish, maintain and apply quality systems and procedures in accordance with the right quality standards and Germany’s applicable laws. CURETIS will notify MGI immediately of any significant change to its quality systems or its certification with respect to any Products.
7.3	Record Retention. CURETIS shall retain records of manufacture, inspection, testing and final release and any other records required in Clause 7.2, and shall, upon request by MGI, make these records available for MGI within twenty (20) business days from the date of such a request. CURETIS shall retain all such records for each Product for the later of (a) five (5) years after the expected life of such Product, (b) five (5) years from the date of creation, or (c) such other time period required under applicable laws. CURETIS shall provide written notice to MGI at least thirty (30) days prior to destruction of such Product records and shall, if requested by MGI, transfer such records to MGI in lieu of destruction.
7.4	Non-infringement Warranty. CURETIS shall warrant that as of possession of the Products is taken by the carrier nominated by MGI to deliver the Products to the Delivery Location, the Products shall be free and clear of all liens and encumbrances and that to CURETIS’ knowledge, all Products will be free from any infringement of any intellectual property right or other legitimate rights including but not limited to the patent, copyright, trademark or trade secret.
7.5	Notification of Non-Conformity. MGI shall inspect Products, or a sample of the Products within a particular delivery after delivery and may reject any Product that is damaged or defective or otherwise manufactured or supplied not in accordance with the specifications set out in the Purchase Order (“Defective Product”) by giving notice to CURETIS within (14) days of delivery of such Product to the Delivery Location or within seven (7) days of discovery of any defect or non-conformity that could not reasonably have been detected by a customary inspection on delivery.
7.6	Remedies for Defective Product. Without prejudice to any other right or remedy which MGI may have, if any Products supplied are Defective Products, MGI shall be entitled, whether or not any part of the Products have been accepted by MGI, to:

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a)	reject the Defective Products (in whole or in part) and return them to CURETIS at the risk and cost of CURETIS on the basis that CURETIS shall immediately pay a full refund for such Products; or
b)	reject the Defective Products (in whole or in part) and return them to CURETIS at the risk and cost of CURETIS, and CURETIS shall, at CURETIS’ expense, supply replacement Products and carry out any other necessary work to ensure that the terms of this Agreement are fulfilled.

Notwithstanding the aforesaid and for economic reasons, CURETIS shall have the right, at its own discretion and before returning any Product to CURETIS, to try and repair any defect at its own cost at the spot where the Defective Product is located within the reasonable period specified by MGI.

7.7	CURETIS shall not be liable for any claims, losses, liabilities, expenses or damages arising from any defects in the Products which occur as a result of or are reasonably attributable to:
a)	improper use of the Products or use for purposes which are not expressly indicated by CURETIS in writing as suitable for such Products;
b)	negligence on the part of any person other than CURETIS;
c)	improper storage or treatment of the Products or any part of the Products by any person other than CURETIS or any subsequent user or use by any person other than CURETIS or any subsequent user of the Products; or
d)	loss or theft of the whole or any part of the Products, howsoever arising.
8.	OBLIGATIONS
8.1	The Parties shall perform the activities contemplated by this Agreement in compliance with all applicable laws and regulations including without limitation any Anti-Bribery Laws, relevant CFDA or PFDA regulations, relevant export and import regulations, enactments, orders, regulations, standards and other similar instruments and all applicable provisions of this Agreement. Each Party shall be solely responsible for procuring and obtaining, at its own cost all licenses, permits, consents and other rights necessary to perform all its obligations as set forth in this Agreement. Each Party represents and warrants to the other Party that it has and shall maintain during the term of this Agreement all applicable governmental permits to perform its obligations under this Agreement.
8.2	CURETIS shall, at its sole cost and expense, test Products in accordance with its current internal testing procedures for conformity with the specifications in the applicable Purchase Order prior to shipment, or in cases where such testing is not possible, e.g. because of testing can only be performed in the context of the assembled MGI FLP Sample Treatment System, CURETIS will enable MGI or its Affiliates to perform such testing at their facility and at their expense. Unless otherwise set forth in this Agreement, testing may be done by sampling for batches if batches are consistent throughout and batch testing is CURETIS’ normal practice. Upon request by MGI, CURETIS shall provide a certified copy of all test results and related documents to MGI for MGI’s inspection. CURETIS shall promptly inform MGI of any test results relating to non-conformity to the specifications in the applicable Purchase Order.
8.3	MGI shall only procure the Products from CURETIS for the manufacture of the MGI FLP Sample Treatment System, unless otherwise mutually agreed in writing.
8.4	CURETIS shall not cease to manufacture any of the Products (“Discontinued Products”) without providing MGI with:
a)	at least nine (9) month s’ advance notice in writing (“Discontinuation Notice”); and
b)	such support, training and/or information relating to any new or replacement Products as necessary to enable MGI or any designated Affiliate of MG] to manufacture the MGI FLP Sample Treatment System.
8.5	MGI shall have the right to cancel any outstanding Purchase Orders in accordance with Clause 3.3, if the support, training, information or any replacement Products under Clause 8.4(b) are not available to MGI after nine months of the Discontinuation Notice.

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8.6	MGI shall have the right to conduct a cost reduction program and replace parts or subassemblies in Products listed, and re-verified and re-validated under its own cost. In the case of the replacement of such parts, a written communication shall be made with CURETIS. For the avoidance of doubt, such cost reduction program does not change MGI’s obligation to pay royalties to CURETIS on any MGI FLP Sample Treatment System and Spare Parts as set forth in Section IO of this Agreement.
9.	CONTRACT MANAGEMENT
9.1	Promptly following the Effective Date of this Agreement, each Party shall nominate a representative who will coordinate and manage the supply and purchase of the Products and work with each other to address any problems that arise in connection with the Products (“Representatives”).
9.2	The Representatives shall meet at least once every quarter to discuss the operations and their provision. The meetings shall take place at the times and places agreed by the Representatives.
10.	INTELLECTUAL PROPERTY, LICENSE & ROYALTIES
10.1	MGI ack now ledges that any Intellectual Property in the Products are and remain the exclusive property of CURETIS (or its licensor, where applicable). Under the terms of this Agreement, CURETIS grants MGI a non-exclusive license to relevant Patents, attached as Schedule 5, know-how and any other Intellectual Property (if necessary) to commercialize MGI FLP Sample Treatment System and Consumables for the Field in the Territory for the term of this Agreement. MGI shall compensate CURETIS for such license through the Transfer Price listed in Schedule 2 and/or the Royalties defined in Section 10.6 below.
10.2	The Parties hereby acknowledge that neither Party no w has and shall not hereafter acquire, any interest in any of the other Party’s trademarks, trade names, service marks or logos. No Party shall, without the prior written consent of the other Party, use in advertising, publicity or otherwise, the name, trademark, logo, symbol or other image of the other party.
10.3	Background IP. Each Party’s Background IP shall be exclusively owned by such Party. MGI acknowledges that the Products, which encompass the original Lysator system Unyvero Lysator L4 (including but not limited to its consumables and lysis process) and all relate d Intellectual Property thereto are and remain the sole property of CURETIS. Schedule 5 lists patents related to the Lysator, consumables and the lysis process.
10.4	Jointly-owned Intellectual Property. Any Intellectual Property or improvements made to MGI FLP Sample Treatment System that is generated by or on behalf solely by MGI or jointly by MGI with CURETIS, whether under the Collaboration or outside the Collaboration shall be jointly owned by the Parties (“Jointly-Owned IP”). For the avoidance of doubt, all Intellectual Property in the Products and the Original Unyvero Lysator L4 remains solely owned by C URETIS.
10.5	Prosecution of IP.
a)	Each Party shall be solely responsible for filing, prosecuting, maintaining, defending and enforcing its own Background IP.
b)	The Parties shall agree in good faith in the defense of any Jointly-Owned IP. If any Party (the “Non-Suing Party”) decides not to or fails to take appropriate steps to prevent or restrain any infringement by any Third Party of any of the Jointly-Owned IP, the other Party (the “Suing Party”) shall be entitled to take action to prevent or restrain such infringement.
c)	In the event the Suing Party decides to take act ion, (i) the Suing Party shall have control over, and shall conduct at its own cost, any such action as it deems fit; (ii) the Non-Suing Party shall, at the Suing Party’s cost, provide or procure the provision of such assistance as the Suing Party shall reasonably require in taking such action; and (iii) the Suing Party shall be entitled to retain any award of damages or other compensation obtained as a result of any such action (including any proceedings) being taken by the Suing Party.
10.6	Royalties.
a)	Instrument Sub-Modules & Parts. Should the joint cost reduction program result in a loss of more than [***] percent ([***]%) in the revenue to CURETIS per FLP Sample Treatment System manufactured by MGI a fixed Royalty per unit as set forth in Schedule 2 shall

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apply. The remaining gross margin realized by CURETIS on any remaining Product purchased by MGI from Curetis under this Agreement will be credited against such Royalty. For the avoidance of doubt, Schedule 2 provides exemplary calculations for several hypothetical scenarios.

b)	Consumables. Should MGI decide to manufacture the FLP Sample Tube and not source any Sample Tubes or parts thereof from CURETIS for the Transfer Prices set forth in Schedule 2, a fixed Royalty as set forth in Schedule 2 per FLP Sample Tube sold or made available otherwise to users of FLP Sample Treatment shall apply.
c)	Because of the duration of the agreement and market dynamics, both Parties reserve the right to review and re-negotiate in good faith the Royalties listed in Clause 10.6 a) and b) based on the fair market research on the one hand as well as actual demonstrated cost of goods on the other hand.
d)	Royalty reporting & payment terms. If Royalties should become due, MGI shall within five (5) working days after the end of each quarter, furnish CURETIS with a royalty statement in the English language covering such ended calendar quarter, signed by a duly authorized officer of MGI showing the number of FLP Sample Treatment Systems and FLP Sample Tubes manufactured and sold during the respective calendar quarte r. If none were sold during said calendar quarter, then MGI shall provide CURETIS written certification that no such sales have occurred. All reports shall be sent to Curetis GmbH, Max-Eyth-Str.42, 71088 Holzgerlingen, Germany, att. Dr. Achim Plum. Royalty payments to be made by MGI under or in connection with this Agreement shall be made within thirty (30) days and be paid in Euros (€) to the following bank account of CURETIS:

Bank: [***]

IBAN: [***]

BIC: [***]

The above address and/or bank account details may be changed by providing written notice to MGI.

11.	BRANDING AND TRADEMARKS
11.1	Subject to the requirements of CFDA or PFDA and Applicable Laws, the MGI FLP Sample Treatment System will be branded and marked as a separate trademark or brand. (For example, “MGI” could be used as a joint trademark or brand.)
11.2	MGI shall use the MGI trademark on the MGI FLP Sample Treatment System, and to the extent permitted by the Applicable Laws and for the sole purpose of co-branding, CURETIS will grant MGI a license to use CURETIS’ trademark on the MGI FLP Sample Treatment System.
11.3	If a joint trademark or brand, which shall include both MGI’s and CURETIS’ trade marks, fails to meet the requirements of CFDA or PFDA or Applicable Laws, if applicable, MGI shall use solely MGI’s trademark on the MGI FLP Sample Treatment System.
11.4	Other than provided in this Agreement, CURETIS does not grant any right to MGI in relation to its trademarks, goodwill or Intellectual Property, and MGI shall not use C URET IS’ trademarks except with the prior written consent of CURETIS. MGI does not grant any right to CURETIS in relation to its trademarks, goodwill or Intellectual Property, and CURETIS shall not use MGI’s trademarks except with the prior written consent of MGI.
11.5	MGI shall have no claim, right, title, or interest in or to CURETIS’ trademarks, and all goodwill accruing thereto shall belong to CURETIS absolutely. CURETIS shall have no claim, right, title, or interest in or to MGI’s trade marks, and all goodwill accruing thereto shall belong to MGI absolutely.
12.	CONFIDENTIALITY
12.1	During the Term, a Party (“Recipient”) may receive or have access to information of the other Party (“Owner”) which is proprietary or confidential in nature including but not limited to source codes,

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object codes, biological materials, sequences, biomarkers, probes, assays, and information concerning workflows, protocols, equipment, data, processes, formulae, designs, documents, specifications, manuals, inventions, products, or data, as well as information about product plans and strategies, promotions, customers and related business information, and financial, operational, commercial, and related business in formation, and financial, operational, commercial, and human resource information, patient information and data and any other information that is marked “Confidential”, “Proprietary” or words of similar import, and/or which a reasonable person would consider to be of a confidential nature (collectively “Confidential Information”).

12.2	No Recipient shall disclose any Confidential Information of an Owner and shall keep all such Confidential Information strictly private and confidential. The Recipient shall protect the Confidential Information of the Owner by using the same degree of care (but not less than a reasonable degree of care) to prevent the unauthorized use, dissemination or publication of such Confidential Information, as the Recipient uses to protect its own confidential information of like nature.
12.3	Confidential Information shall not be used by the Recipient except for the purpose of performing its obligations under this Agreement, and may only be used by those employees and sub-contractors of the Recipient who need to know such information for purpose related to this Agreement, provided that such employees are made aware of and bound to these confidentiality provisions, and such sub-contractors have signed separate agreements containing substantially similar confidentiality provisions.
12.4	The obligations stated in this clause shall not apply to any information which is:
a)	already known by the Recipient prior to disclosure ;
b)	publicly available through no fault of the Recipient;
c)	rightfully received from a third party without a duty of confidentiality;
d)	independently developed by the Recipient prior to or independent of the disclosure;
e)	required by law, order of court, any administrative, regulatory or governmental body or the rules or regulations of any relevant regulatory or governing body with jurisdiction over the Recipient, provided the Parties consult on how best to minimise and control disclosure; or
f)	disclosed by the Recipient with the Owner’s prior written approval.
12.5	No Party shall publicize or disclose to any third party without the consent of the other Party the terms of this Agreement, except as may be necessary to comply with an express obligation in this Agreement.
12.6	Except for any identifiable patient information which shall remain confidential perpetually, obligations of the Parties under this clause shall terminate three (3) years from the expiry or earlier termination of this Agreement.
13.	INDEMNIFICATION
13.1	Indemnity by CURETIS. CURETIS shall indemnify and keep indemnified MGI, its Affiliates and their respective directors, officers, employees and agents in full and on demand from and against any and all losses, damages, liabilities, penalties, costs and expenses (including reasonable legal and other professional fees and disbursements) (“Losses”) awarded against or incurred or paid by any of them to the extent resulting from or arising out of or in connection with:
a)	any claims, suits, or actions brought by a Third Party (including any allegation that the claimant has suffered personal injury or death as a result of use of a Product) (“Third Party Claim”) directly arising or resulting from an infringement or feasible alleged infringement of any Intellectual Property arising in connection with the manufacture or supply of the Products by CURETIS, except when instructions, specifications or designs provided by MGI are the reason for such actual or alleged infringement.
b)	a breach of any agreement, covenant, representation or warranty made by CURETIS in this Agreement; or

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c)	any reasonable damage to property and injuries (including death) to any persons resulting from, arising out of or in connection with Products purchased hereunder that is a direct result of at least gross negligence on the part of CURETIS; or
d)	the gross negligence, intentional or wilful misconduct of CURETIS, its Affiliates and their respective Representatives in the performance by CURETIS of its obligations hereunder;

in each case, except for those Third Party Claims for which MGI has or would have an obligation to indemnify CURETIS, its Affiliates and their respective directors, officers, employees and agents under Clause 13.1.

13.2	Indemnity by MGI. MGI shall indemnify and keep indemnified CURETIS, its Affiliates and their respective directors, officers, employees and agents in full and on demand from and against any and all Losses (as such term is defined in Clause 13. 1) awarded against or incurred or paid by any of them to the extent resulting from or arising out of or in connection with any Third Party Claim (as such term is defined in Clause 13.1) arising or resulting from or in connection with:
a)	a breach of any agreement, covenant, representation or warranty made by MGI in this Agreement; or
b)	any storage, use or misuse or exploitation of any Product or any part thereof by MGI, its Affiliates, its transferees or any subsequent user; or
c)	any reasonable damage to property and injuries (including death) to any persons resulting from, arising out of or in connection that is a direct result of at least gross negligence on the part of MGI; or
d)	the gross negligence, intentional or wilful misconduct of MGI, its Affiliates and their respective Representatives in the performance by MGI of its obligations hereunder; or
e)	an infringement or feasible alleged infringement of any Intellectual Property arising in connection with the use of MGI’s designs if and only to the extent such Third Party Claim arose as a direct result of and is solely attributable to CURETIS’ preparation or manufacture of a Product for MGI according to the design provided by MGI;

in each case, except for those Third Party Claims for which CURETIS has or would have an obligation to indemnify MG I, its Affiliates and their respective director s, officers, employees and agents under Clause 13.l.

13.3	Procedure. If either Party receives notice of a Third Party Claim for which it intends to seek indemnification pursuant to Clause 13.1 or Clause 13.2, it shall notify the other Party of such claim as soon as reasonably practicable and the Parties shall discuss in good faith how best to deal with such claim taking into account any related claims. To the extent permitted by the Applicable Law, neither MGI nor CURETIS shall settle or compromise any such Third Party Claim without the express written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.
13.4	Exclusion of Damages. Neither Party shall be liable to the other Party for loss of profit, goodwill or business opportunity (whether direct or indirect), indirect or consequential damages, or any claims for consequential compensation whatsoever, in each case (howsoever caused) which arise out of or in connection with this Agreement.
13.5	Fraud and Negligence. Nothing in this Agreement shall operate to exclude or limit either Party’s liability for fraud or for death or personal injury caused by its negligence.
14.	TERM

This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with Clause 15, shall continue in effect for ten (10) years.

15.	TERMINATION
15.1	A Party shall be entitled to terminate this Agreement with immediate effect in respect of any or all of the Services by giving written notice to the other Party if:

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a)	the other Party commits a material breach of its obligations under this Agreement and (if such breach is remediable) fails to remedy that breach within a period of ninety (90) days after receipt of notice in writing requiring it to do so with details of the breach;
b)	the other Party becomes insolvent, bankrupt or suspends, or threatens to suspend, payment of its debts or is, or is deemed to be, insolvent or unable to pay its debts as they fall due for payment or admits inability to pay its debts, or an order is made or resolution is passed, or any analogous proceedings are taken for the winding-up, administration or dissolution (other for the purposes of a solvent amalgamation or reconstruction) of the other Party;
c)	the other Party ceases, or threatens to cease, to carry on all or substantially the whole of its business;
d)	any Force Majeure Event prevents the other Party from performing its obligations under this Agreement for a continuous period of three (3) months provided that where applicable this Agreement shall only be terminated in respect of the Services affected by the Force Majeure Event; or
e)	there is a breach by the other Party of any Applicable Law with respect to the performance of this Agreement, including without limitation any Anti-Bribery Laws.
15.2	CURETIS shall be entitled forthwith to terminate this Agreement by notice in writing if
a)	MGI ceases, or may, m CURETIS’ reasonable opinion, cease to carry on its business;
b)	MGI ceases to hold a valid CFDA Product and Manufacturing License for the Products.
c)	there is a change in ownership of either Party and or its Affiliates;
15.3	Either Party shall be entitled forthwith to terminate this Agreement by notice in writing if the other Party fails or refuses to perform or comply with any one or more of its obligations under this Agreement and if, in the reasonable opinion of the non-defaulting party, that default is capable of remedy, the defaulting Party fails to remedy such default within ninety (90) days after written notice of such default has been given to the defaulting Party.
15.4	Termination of this Agreement howsoever caused shall not prejudice any other right or remedy of the Parties in respect of any antecedent breach nor any right or remedy, which shall have accrued to a Party prior to such termination.
16.	CONSEQUENCES OF TERMINATION
16.1	Confidential Information. Upon termination or expiry of this Agreement, each Party, at the request of the other Party, shall return or destroy all data, files, records and other materials in its possession or control containing or comprising the other Party’s Confidential Information except one (I) copy which may be retained for archival purposes only and shall be kept with the legal department under confidentiality obligations according to this Agreement. For the avoidance of doubt, the Recipient shall not be obliged to delete any electronic copies which may have become embedded in its central computer server as part of its routine back-up of its electronic database, provided those backups are not reopened/recovered to make further use or disclosure beyond the original purpose. If the Recipient chooses to destroy such Confidential Information, it shall provide to the Owner a written certificate of destruction within ten (10) days.
16.2	Purchase Orders. The termination or expiry of this Agreement will operate as a cancellation, as of the date of such termination or expiry, of all Purchase Orders in respect of which CURETIS has not commenced fulfilment. In case MGI should terminate the Agreement MGI shall reimburse CURETIS for any cost incident to any Purchase Order incurred by CURETIS prior to termination. In case CURETIS should terminate the Agreement CURETIS shall reimburse MGI for any damage, cost and expense incident to any remaining open Purchase Order. In case of expiration of this Agreement neither Party shall be under any obligation to the other with respect to Purchase Orders so cancelled.
16.3	Accrued Rights and Survival of Terms. Upon termination of this Agreement in accordance with its terms, each Party’s further rights and obligations shall cease immediately from the date of termination (except in respect of the provisions that are expressed or implied to survive termination

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including but not limited to confidentiality obligations and dispute resolution provisions) but termination shall not affect a Party’s accrued rights and obligations as at the date of termination. The provisions of Clause 7 (Product Warranty), Clause 10 (Intellectual Property), Clause 12 (Confidentiality), Clause 13 (Indemnification), Clause 20 (Dispute Resolution) shall survive the expiration or termination of this Agreement for any reason.

17.	FORCE MAJEURE
17.1	Neither Party shall be liable for any damage, increased cost or loss which the other Party may sustain by reason of delay or failure in the performance of obligations under this Agreement or the Annexes hereof, if the prevention from performing its obligations is caused by an event unforeseen at the time of conclusion of this Agreement and whose occurrence or consequences the Parties can neither avoid nor overcome by reasonable means (“Force Majeure Event”). Such failure or delay shall not be deemed as a breach of this Agreement.
17.2	Force Majeure Events shall include but not be limited to hostilities (whether war be declared or not), riot, explosion, fire explosion, flood, earthquake, typhoon, other acts of nature, labour disputes involving complete or partial stoppage of work (save where such disputes or work stoppages are specific to employees of one of the Parties), acts, omissions or regulations of any government or compliance with any government request.
17.3	The Party which suffers a Force Majeure Event shall notify the other Party without delay by electronic mail, or written notice and within five (5) days thereafter provide detailed information on the Force Majeure Event and provide as evidence a valid document issued by a competent organization in the country concerned certifying in sufficient detail the reasons for its inability to perform or for its delay in performing all or part of its obligations under this Agreement or its Schedules.
17.4	The Party which is relieved of the consequences of any delay or failure by this clause shall take all reasonable steps to minimize or remove the effects of such delay or failure as soon as possible after the occurrence of the cause thereof and attempt to resume performance of the obligations delayed or prevented by the Force Majeure Event.
18.	NOTICES
18.1	Any notice in connection with this Agreement (a “Notice”) will be in writing, in the English language, signed by or on behalf of the Party giving it and will be delivered by hand (including by courier), prepaid first class post (or prepaid airmail if to an address outside the country of posting) or facsimile transmission, but not e-mail, either to the recipient at the address or facsimile number set out for that Party as set forth below:
a)	For MGI:

Hui Jiang
2nd Floor Building 11,
Beishan Industrial Zone,
Yantian District, Shenzhen, 518083, P.R.C,
Email: [***]

With a copy to Legal Department
Fang Wang
8th Floor Building 11,
Beishan Industrial Zone,
Yantian District, Shenzhen, 518083, P.R.C,
Email: [***]
Phone: [***]

b)	For CURETIS:

Curetis GmbH
Attn. Dr. Achim Plum
Max-Eyth-Str.42
71088 Holzgerlingen

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Germany
Fax Number: +49-7031-49195-19
Email: [***]

With a copy to
Curetis GmbH
Corporate Legal
Max-Eyth-Str.42
71088 Holzgerlingen
Germany
Fax Number: +49-7031-49195-19

18.2	Or at such other address (or facsimile number) or e-mail address as the party to be served may have notified (in accordance with this clause) for the purposes of this Agreement.
18.3	Any notice sent by facsimile or e-mail shall be deemed given when dis patched subject, in the case of facsimile, to successful transmission report and any notice served by prepaid registered post shall be deemed given 48 hours after posting.
19.	ASSIGNMENT
19.1	Neither Party shall be entitled to assign this agreement or subcontract or, delegate its obligations under it without the prior written consent of the other Party. Notwithstanding the foregoing, each Party may assign its interest and sub-contract or delegate the burden under this agreement, without the prior written consent of the other party to (i) an Affiliate or (ii) a successor of its business by reason of merger, consolidation or other form of acquisition, sale of all or substantially all of the assets of the business to which this agreement relates.
19.2	Each Party may perform any and all of its obligations and exercise any and all of its rights under this Agreement through any Affiliate; provided that such Party shall remain responsible to the other Party for the compliance by any such Affiliate of its performance of this Agreement.
19.3	This Agreement shall be binding on the Parties and their respective successors and assigns and shall inure to the benefit of the Parties and their respective permitted successors and assigns only.
20.	GOVERNING LAW AND DISPUTE RESOLUTION
20.1	This Agreement shall be governed by and construed in accordance with the laws of Singapore without reference to the conflict of laws principles.
20.2	The Parties unconditionally agree that for any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, they shall first attempt to resolve the Dispute through amicable consultation between the Parties. Such consultation shall be deemed to commence upon any Party delivering a written request for such consultation to the other Party relating to the Dispute. If within thirty (30) days following the date on which such notice is given the Dispute is not resolved, the Dispute shall be referred to and finally resolved by binding arbitration upon the request of either Party with notice to the other Party.
20.3	If efforts according to Clause 20.2 should fail, then the dispute shall be referred to and finally resolved by binding arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of SIAC in force at such time, which rules shall be deemed to be incorporated by reference into this Agreement. The language of the procedure, documentation and award shall be English. The arbitration shall be conducted in Singapore. The award shall be final and binding on the Parties and enforceable in any court of competent jurisdiction. The prevailing Party in any action brought in connection with this Agreement shall receive its reasonable attorney’s fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded. The Tribunal shall consist of one (1) arbitrator chosen by SIAC under its rules if the Parties cannot otherwise agree upon an arbitrator.

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21.	MISCELLANEOUS
21.1	No exercise or failure to exercise or delay in exercising any rights, power or remedy vested in any Party under or pursuant to this Agreement shall constitute a waiver by that Party of that or any other right, power or remedy.
21.2	Nothing in this Agreement shall be deemed to constitute a partnership between the Parties nor constitute any Party the agent of any other Party or otherwise entitle any Party to have authority to bind any other Party hereto for any purpose whatsoever.
21.3	This Agreement constitutes the entire Agreement between the Parties in relation to the subject matter hereof and supersedes all prior agreements and understandings whether oral or written with respect thereto and no variation of this Agreement shall be effective unless reduced to writing and signed by each of the Parties.
21.4	This Agreement may be executed in any number of counterparts or duplicates each of which shall be an original but such counterparts or duplicates shall together constitute one and the same Agreement.
21.5	Time shall be of the essence for the purposes of any provision of this Agreement.
21.6	The rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law
21.7	In this Agreement, references to clauses are to clauses of this Agreement and references to a sub-clause are, unless otherwise stated, references to a sub-clause of the clause in which the reference appears.
21.8	Clause headings are inserted for convenience only and shall be ignored in construing the terms of this Agreement.
21.9	In case of a conflict of wording of the Schedule 4 “Standard Terms of Sales and Delivery of Curetis GmbH” and the Agreement, the latter shall prevail.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

Signed for and on behalf of MGI Tech Co., Ltd.	Signed for and on behalf of Curetis GmbH

By:___/s/ Roy H Tan Name: Dr. Roy H Tan	By:___/s/ Oliver Schacht /s/ Achim Plum Name: Dr. Oliver Schacht & Dr. Achim Plum
Title: Director of Infectious Diseases & Business Development	Title: Both Managing Directors

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Schedule 1

Products

[***]

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Schedule 2

Transfer Prices & Royalties

[***]

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Schedule 3

Spare Parts and Accessories

[***]

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Schedule 4

Disclaimer: In case of a conflict of wording of the Schedule 4 “Standard Terms of Sales and Delivery of Curetis GmbH” and the MGI – Curetis Supply and Authorization Agreement. the latter shall prevail.

Standard Terms of Sales and Delivery of Curetis GmbH

(the former AG transformed its legal form into GmbH according to §§ I90ff. German Transformation Act on 15.03.2016)

§1. General The following Standard Terms of Delivery and Sale shall apply to all offers, commissions, orders, deliveries and services relating to the delivery and sale of our products ; as well as any other agreements, offers, commissions, orders, deliveries and services concluded within the scope of existing business relations in the future, even if these terms have not been agreed explicitly. Any deviations here from must be agreed in writing. Other, deviating terms (in particular other Standard Terms and Conditions) shall not be part of the agreement, unless we have expressly and in written form consented to their applicability. This shall apply even if we have not explicitly opposed these terms or if there is no corresponding (specific or general) provision to this effect in our Standard Terms of Delivery and Sale. In this case, statutory law shall apply. Curetis reserves the right to change its Standard Terms of Delivery and Sale at any time.

§2. Offers, scope of performance, written form

1.	We may accept an order made pursuant to § 145 German Civil Code (BGB) within two weeks by sending a written confirmation.
2.	The scope of our services is subsequently determined by our written confirmation of order in connections with these Standard Terms of Delivery and Sale.
3.	Supplementary agreements and/or amendments shall only come into effect once they have been confirmed by us in writing. Written form may neither be replaced by simple no r qualified electronic form.

§3. Prices

1.	Our prices are to be understood as EXW (Incoterms 2010) from our distribution warehouses plus packaging, loading and sales tax in the respective statutory amount. Services shall be charged in Euro according to the prices valid on the date of delivery plus the applicable statutory Value Added Tax. We will state the statutory amount of the sales tax applicable on the billing date separately in the invoice.
2.	In the event of an increase in costs for which we are not responsible, we reserve the right to increase the prices accordingly.

§4. Delivery period, terms of delivery

1.	Our products and consumables will be delivered as quickly as possible after confirmation of order.
2.	The adherence to a delivery period agreed upon in writing shall require the prior clarification of all commercial and technical issues between us and the buyer and the buyer’s fulfillment of all obligations incumbent upon him. Should this not be the case, the delivery time shall be extended by a reasonable period of time. We reserve the right to further rights and claims.
3.	Part deliveries by us shall be permissible, unless this is considered to be unreasonable for the other contracting party.
4.	In the event of delayed delivery caused by force majeure and impediments which are beyond our control and responsibility (including the fault of our suppliers, stoppages, labor disputes, etc.) the contracting party shall not be entitled to claim compensation for damages.
5.	Goods shall always be dispatched by Curetis at the buyer’s own risk.

§5. Payments, right to off-set

1.	Unless stated to the contrary, all payments shall become due within 14 days of the billing date. All payments are to be made in full by wire transfer to one of our accounts without deductions.

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2.	In the event of default, we shall be entitled to charge default interest at a rate of 5 percent (in the case of traders 8 percent) points above the base lending rate. Furthermore, we shall be entitle d to additional compensation by law.
3.	A contracting party may only offset (aufrechnen) counterclaims if such counterclaims are with regard to their cause and amount undisputed, accepted or have been bindingly established in court. The same shall apply in case of a right of retention (ZurUckbehaltungsrecht).

§6. Retention of title

Delivered goods shall remain our property until all outstanding payments from the buyer have been received. This also applies for future and contingent claims. For open accounts the reserved goods are deemed to be security for our claims. The buyer shall not be entitled to pledge or assign our reserved goods as security to third parties.

§7. Inspection and objection

The buyer agrees to duly inspect the delivered goods immediately upon delivery at his own account and to report to us without delay any defects, wrong deliveries or short deliveries in writing. Notice of obvious defects, wrong deliveries or short deliveries must be issued with in a period of 2 weeks following delivery. Unless set forth otherwise in this§ 7, § 377 German Commercial Code (HGB) shall apply.

§8. Warranty, statute of limitations

Any claims for damages or reimbursement of frustrated expenses are subject to the following restrictions regardless of their legal basis:

1.	We shall be fully liable in the event of intentional misconduct (Vorsatz) or gross negligence (grobe Fahrlassigkeit) by Curetis, our legal representatives or vicarious agents (Erfullungsgehilfen). In addition, we shall be fully liable (i) in the case of non-compliance with guarantees (Garantien), (ii) in the case of culpable injury to life, body and health caused by Curetis, our legal representatives or vicarious agents and (iii) in case of a statutory liability under the German Product Liability Act (Produkthaftungsgesetz).
2.	In the case of a culpable violation of essential contractual obligations, meaning principal obligations enabling the proper execution of the contract and upon which the buyer therefore relies and may rely, we shall be liable on the merits. The liability shall in this case, however, be limited to the contractually typical damage that can be reasonably foreseen.
3.	In all other cases, any claims for direct or indirect damages (on any legal basis whatsoever) including any compensation claims based on breach of any pre-contractual duty, or tortuous claims shall be excluded.
4.	Claims for product defects shall become time-barred twenty-four (24) months after buyer received the instrument systems, and shall become time- barred, in case of properly stored consumables, within the consumables’ expiration period or within three (3) months after buyer received said consumables, whichever comes earlier. This limitation shall not apply in case of a liability of Curetis due to intentional misconduct (Vorsatz) or gross negligence (grobe Fahrlassigkeit) by Curetis, our legal representatives or vicarious agents (ErfLillungsgehilfen) and in the case of culpable injury to life, body and health by us, our legal representatives or vicarious agents.

§9. Authorized Use

1.	Our products are intended only for the uses stated in our respective product documentations. Any other type of consumption or application in humans or animals is not permissible.
2.	It is understood that should you, as the purchaser of our products, decide to exceed the above mentioned limitations of our products in any way, you are completely responsible for obtaining any necessary intellectual property permission, compliance with any and all applicable regulatory requirements and conducting necessary testing.

§10. Data protection

Prior to publishing any data generated by us in the course of a collaboration – in the event of our company name being named – our prior written approval shall be sought.

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§11. Cancellation, return

The return of fault less goods shall require our prior written approval. In the event of the order being cancelled unilaterally by the buyer, he shall bear all costs incurred as a result of the cancellation and/or return of the goods. Further rights exist pursuant to § 649 German Civil Code (BGB) and shall not be excluded herewith.

§12. Place of performance

1.	The place of performance and fulfillment for obligations of the buyer shall be our principal place of business in Holzgerlingen, Germany.
2.	This contract is governed by the la w of the Federal Republic of Germany to the exclusion of all other conflicting laws and the UN convention on Contracts for the International Sale of Goods (CISG).
3.	For traders, corporate bodies under public law as well as separate estate under public law as well as all cases referring to transactions abroad, the following applies: All disputes arising here from shall be settled before a competent court of law in Stuttgart, Germany. In addition, we are entitled to bring actions to the court of the customer’s residence.

§13. Severability

If a provision in this Agreement should be or become invalid, this shall not affect the validity of the remaining provisions. The parties shall replace the invalid provision by a valid provision which comes as close as possible to the sense and purpose of the invalid provision. The above applies accordingly in case of gaps.

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Schedule 5

Patents related to CURETIS Lysator, Consumables, and Lysis Process
Prosecution status as of Dec 2017

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